UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 2, 2004

(Date of report)

Crum & Forster Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

(Commission File Number)

Delaware	04-3611900
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

305 Madison Avenue, Morristown, NJ	07962
(Address of Principal Executive Offices)	(Zip Code)

(973) 490-6600

(Registrant’s Telephone Number, Including Area Code)

Item 9.   Regulation FD Disclosure

On April 2, 2004, Crum & Forster Holdings Corp. issued the following press release announcing certain senior management succession changes.

Crum & Forster Holdings Corp. Announces Senior Management Succession Changes

Morristown, NJ, April 2, 2004 — Prem Watsa, Chairman and Chief Executive Officer of Crum & Forster Holdings Corp. and its parent, Fairfax Financial Holdings Limited, announced today that Nikolas Antonopoulos, President and Chief Operating Officer of Crum & Forster’s operating companies since May 2000, would be elected Chief Executive Officer of Crum & Forster Holdings Corp. and its operating companies effective April 2, 2004. Mr. Antonopoulos succeeds Prem Watsa as Chief Executive Officer of Crum & Forster Holdings Corp. and Bruce Esselborn as Chief Executive Officer of its operating companies. Mr. Esselborn will remain as Chairman of the Board of Crum & Forster’s operating companies.

Mr. Esselborn’s decision to continue with Crum & Forster or Fairfax on a reduced schedule was previously announced at the Fairfax shareholder meeting held during 2003 and in the Form S-4 filed with the Securities and Exchange Commission by Crum & Forster Holdings Corp.

Mr. Watsa commented “Bruce and Nick have done an outstanding job of turning Crum & Forster around. Nick is the obvious choice and the right person to succeed Bruce”.

Mr. Esselborn stated “This change in management has been planned for quite a while and is consistent with my desires to decrease my executive responsibilities and to return to Atlanta so I can, among other things, spend more time with my family. I have worked with Nick for a number of years, we share a common business background and I have confidence in Nick’s abilities to continue to develop the company”.

Mr. Antonopoulos stated “Since Bruce and I agree on the business model that is appropriate for C&F, I see no need to make any major changes in C&F’s operating philosophy going forward”.

A knowledgeable insurance management professional, Mr. Antonopoulos began his career with American International Group (AIG) in 1982 where he held various senior management positions in National Union Fire Insurance Co., AIG’s financial lines subsidiary, and AIG’s domestic brokerage group. In 1995, Mr. Antonopoulos left AIG to form his own insurance consulting business before joining Marsh & McLennan Capital Inc. in 1996 as a principal.

Founded in 1896, Crum & Forster is a national property and casualty insurance group providing standard and specialty commercial insurance products including property, general liability, workers’ compensation, commercial automobile, umbrella, directors & officers liability, excess & surplus lines and surety.

For further information contact:	Mary Jane Robertson at (973) 490-6608

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CRUM & FORSTER HOLDINGS CORP.
(Registrant)

Dated: April 2, 2004
	By:	/s/ MARY JANE ROBERTSON

		Name:	Mary Jane Robertson
		Title:	Senior Executive Vice President,
Chief Financial Officer and Treasurer